Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

MAN SANG INTERNATIONAL LIMITED

(Incorporated in Bermuda with limited liability)
(Stock code: 0938)
Website: http://www.man-sang.com

PROFIT WARNING

This announcement is made by the Company pursuant to Rule 13.09 of the Listing Rules.

The Board wishes to inform shareholders of the Company and potential investors that the Group is expected to record a loss for the year ended 31 March 2009 as compared to a profit for the last corresponding year.

Shareholders of the Company and potential investors are advised to exercise caution when dealing in the shares of the Company.

This announcement is made by Man Sang International Limited (the “Company”) and together with its subsidiaries, the (“Group”) pursuant to Rule 13.09 of the Rules Governing the Listing of Securities (the “Listing Rules”) on The Stock Exchange of Hong Kong Limited (the “Stock Exchange”).

The board of directors of the Company (the “Board”) wishes to inform shareholders of the Company and potential investors that the Group is expected to record a loss for the year ended 31 March 2009 as compared to a profit for the last corresponding year. Based on an analysis of the current information available, the expected loss of the Group for the year ended 31 March 2009 is principally attributable to a downturn of property markets in Hong Kong and the People’s Republic of China which resulted in (a) a reduction of profit contribution from sale of properties as a result of decrease in sale revenue and (b) a decrease in fair value of the Group’s investment properties.

As the aforesaid decrease in fair value will not have direct impact on the cash flow of the Group, despite the expected loss of the Group for the year ended 31 March 2009, the Board considers that the overall financial position of the Group remains sound and healthy. The Company is in the process of preparing annual results of the Group for the year ended 31 March 2009 and expecting such results will be announced not later than 30 June 2009. The information contained in this announcement is only based on preliminary assessment by the Company’s management according to the management accounts of the Group which have not been audited or confirmed by the Company’s auditors. Detailed financial information of the Group will be disclosed in the Company’s 2009 annual report.

Shareholders of the Company and potential investors are advised to exercise caution when dealing in the shares of the Company.

By Order of the Board
CHENG CHUNG HING
Chairman

Hong Kong, 28 April 2009

As at the date hereof, the Board comprises Mr. Cheng Chung Hing, Mr. Cheng Tai Po, Miss Yan Sau Man, Amy, Ms. Hung Yuen Yee, Flavia as executive directors; Mr. Lee Kang Bor, Thomas, Mr. Kiu Wai Ming and Mr. Lau Chi Wah, Alex as independent non-executive directors of the Company.

* For identification only